FIFTH AMENDMENT TO

FUND PARTICIPATION AGREEMENT

This Amendment to the Fund Participation Agreement (“Amendment”) is effective as of May 1, 2014 by and among BlackRock Variable Series Funds, Inc., BlackRock Investments, LLC and Pacific Life & Annuity Company (“Company”).

WHEREAS, the parties hereto or their predecessors entered into a Fund Participation Agreement dated July 25, 2005, as amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement by deleting and replacing Schedule A and Schedule B of the Agreement.

NOW, THEREFORE, in consideration for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Schedule A is deleted in its entirety and replaced with the following:

“Schedule A

All registered and unregistered separate accounts of Pacific Life & Annuity Company that offer portfolios of the BlackRock Variable Series Funds, Inc. through their variable contracts or variable policies.”

2.	Schedule B is deleted in its entirety and replaced with the following:

“Schedule B

All Portfolios and Classes of BlackRock Variable Series Funds, Inc., listed below as of the effective date first written above and as may be added, removed, merged or otherwise repurposed from time to time.:

BlackRock Basic Value V.I. Fund

BlackRock Capital Appreciation V.I. Fund

BlackRock Equity Dividend V.I. Fund

BlackRock Global Allocation V.I. Fund

BlackRock Global Opportunities V.I. Fund

BlackRock High Yield V.I. Fund

BlackRock International V.I. Fund

BlackRock Large Cap Core V.I. Fund

BlackRock Large Cap Growth V.I. Fund

BlackRock Large Cap Value V.I. Fund

BlackRock Managed Volatility V.I. Fund

BlackRock Money Market V.I. Fund

BlackRock S&P 500 Index V.I. Fund

BlackRock Total Return V.I. Fund

BlackRock U.S. Government Bond V.I. Fund

BlackRock Value Opportunities V.I. Fund

BlackRock iShares® Alternative Strategies V.I. Fund

BlackRock iShares® Dynamic Allocation V.I. Fund

BlackRock iShares® Dynamic Fixed Income V.I. Fund

BlackRock iShares® Equity Appreciation V.I. Fund

The BlackRock Variable Series Funds, Inc., adopted a Distribution Plan (the “Plan”) with regard to the Class Ill shares of each portfolio, as applicable, pursuant to Rule 12b-1 under the 1940 Act. The Plan permits BlackRock Investments, LLC to pay to each insurance company that enters into an agreement with BlackRock Investments, LLC to provide distribution related services to contract owners, a fee, at the end of each month, of up to 0.25% of the net asset value of Class Ill shares of each portfolio held by such insurance company. The Company hereby agrees to waive the payment of any such distribution fee unless and until BlackRock Investments, LLC has received such fees from the applicable portfolio.”

3.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4.	The parties restate and affirm the representations and warranties contained in the Agreement.

5.	Capitalized terms not specifically defined herein shall have the same meaning ascribed to them under the Agreement.

6.	The parties hereby each represent and warrant to each other that they have full authority to enter into this Amendment upon the terms and conditions hereof and that the individuals executing this Amendment on its/their behalf have the requisite authority to bind the Company, BlackRock Variable Series Funds, Inc., and BlackRock Investments, LLC to this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the effective date first written above.

BlackRock Variable Series Funds, Inc.	BlackRock Investments, LLC

By: /s/ Brendan Kyne	By: /s/ Lisa Hill

Name: Brendan Kyne	Name: Lisa Hill

Title: Vice President	Title: Managing Director

Date: 5/1/14	Date: 5/1/14

Pacific Life & Annuity Company

By: /s/ Anthony J. Dufault

Name: Anthony J. Dufault

Title: Assistant Vice President

Date: 4/17/14

Attest: /s/ Brandon J. Cage

Name: Brandon J. Cage, Assistant Secretary

Date: 4/17/14